Exhibit (a)(1)(h)

FORM OF INITIAL REMINDER E-MAIL TO ELIGIBLE EMPLOYEES

As outlined in the documents included with the e-mail dated November 29, 2006, American Tower has determined that certain options granted by the Company may be subject to adverse tax consequences under recently enacted Section 409A of the Internal Revenue Code (Section 409A). Section 409A imposes adverse tax consequences on stock options that were granted with exercise prices at a discount from fair market value and which vest after December 31, 2004. These tax consequences include income tax at vesting (as opposed to upon exercise), an additional 20% tax and interest charges.

American Tower has offered you the opportunity to participate in a tender offer for your eligible options that are affected by Section 409A. If you participate in the tender offer, your options will be amended so that they no longer will be subject to the adverse tax consequences under Section 409A. In addition, for those individuals that are not executive officers, directors, or certain other specified officers of the Company, you will be eligible to receive a cash payment equal to the difference between the new exercise price of your amended option and the original exercise price, multiplied by the number of unexercised shares that remain subject to such option (less applicable tax withholding).

Note that you must act by December 28, 2006 and accept the offer to avoid the Section 409A impact. All of the details of American Tower’s offer to you are included in the e-mail dated November 29, 2006. For more information on how to participate in the offer you may contact:

Suzanne Walsh, Benefits Manager
American Tower Corporation
(617) 375-7500
benefits@americantower.com

FORM OF ADDITIONAL REMINDER E-MAIL TO ELIGIBLE EMPLOYEES

As previously outlined in the documents included with the e-mail dated November 29, 2006, American Tower has determined that certain options granted by the Company may be subject to adverse tax consequences under recently enacted Section 409A of the Internal Revenue Code (Section 409A). Section 409A imposes adverse tax consequences on stock options that were granted with exercise prices at a discount from fair market value and which vest after December 31, 2004. These tax consequences include income tax at vesting (as opposed to upon exercise), an additional 20% tax and interest charges.

American Tower has offered you the opportunity to participate in a tender offer for your options affected by Section 409A. If you participate in the tender offer, your options will be amended so that they no longer will be subject to the adverse tax consequences under Section 409A. In addition, for those individuals that are not executive officers, directors, or certain other specified officers of the Company, you will be eligible to receive a cash payment equal to the difference between the new exercise price of your amended option and the original exercise price, multiplied by the number of unexercised shares that remain subject to such option (less applicable tax withholding).

As a reminder, you must act by December 28, 2006 and accept the offer to avoid the Section 409A impact. All of the details of American Tower’s offer to you are included in the e-mail dated November 29, 2006. For more information on how to participate in the offer you may contact:

Suzanne Walsh, Benefits Manager
American Tower Corporation
(617) 375-7500
benefits@americantower.com